Exhibit 15.1

McMoRan Exploration Co.
1615 Poydras St.
New Orleans, La. 70112

May 2, 2005

To the Board of Directors and Stockholders of McMoRan Exploration Co.:

We are aware of the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-121779, 333-95195 and 333-108408) and Forms S-8 (File Nos. 333-57484, 333-67485, 333-87380, 333-90170, 333-105533 and 333-115335) of  McMoRan Exploration Co. of our report dated May 2, 2005 relating to the unaudited condensed interim financial statements of McMoRan Exploration Co. that is included in its Form 10-Q for the quarter ended March 31, 2005.

Very truly yours,

/s/Ernst & Young LLP